                               HARSCO CORPORATION

                                                                      EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges

                            (In Thousands of Dollars)

                                           Three Months                           YEARS ENDED DECEMBER 31
                                               Ended       ------------------------------------------------------------------------
                                              3/31/97             1996           1995           1994          1993             1992
                                              -------      -----------    -----------    -----------   -----------    -------------
Consolidated Earnings:

   Pre-tax income from continuing
     operations (1)                        $    49,425     $   195,345    $   161,231    $   146,089     $   137,151    $   140,576

   Add fixed charges computed below              5,140          26,181         33,121         37,982          23,879         22,425

   Net adjustments for equity companies         (8,048)         (9,410)        (4,320)          (134)           (363)          (454)

   Net adjustments for capitalized
     interest                                        -               -              -           (274)           (172)          (134)
                                           -----------     -----------    -----------    -----------     -----------    -----------
Consolidated Earnings Available for
   Fixed Charges                           $    46,517     $   212,116    $   190,032    $   183,663     $   160,495    $   162,413
                                           ===========     ===========    ===========    ===========     ===========    ===========

Consolidated Fixed Charges:

   Interest expense per financial
     statements (2)                        $     3,992     $    21,483    $    28,921    $    34,048     $    19,974    $    18,882

   Interest expense capitalized                     32             131            134            338             332            355

   Portion of rentals (1/3 ) representing
     an interest factor                          1,116           4,567          4,066          3,596           3,573          3,188

   Interest expense for equity companies
     whose debt is guaranteed (3)                    -               -              -              -               -              -

                                           -----------     -----------    -----------    -----------     -----------    -----------
Consolidated Fixed Charges                 $     5,140     $    26,181    $    33,121    $    37,982     $    23,879    $    22,425
                                           ===========     ===========    ===========    ===========     ===========    ===========

Consolidated Ratio of Earnings to
   Fixed Charges                           $      9.05            8.10           5.74           4.84            6.72           7.24
                                           ===========     ===========    ===========    ===========     ===========    ===========


(1) 1992 excludes the cumulative effect of change in accounting method for postretirement benefits other than pensions.

(2)     Includes amortization of debt discount and expense.

(3) No fixed charges were associated with debt of less than fifty percent owned companies guaranteed by the Company during the five year period 1992 through 1995, and the three months ended March 31, 1997.